Calculation of Filing Fee Tables
S-3
Armada Hoffler Properties, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock	457(r)	10,350,000	$ 10.50	$ 108,675,000.00	0.0001476	$ 16,040.43
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 108,675,000.00		$ 16,040.43
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 16,040.43
Offering Note
[1]	Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"). The fee payable in connection with the offering pursuant to the prospectus supplement with which this Calculation of Filing Fee Tables is filed (the "prospectus supplement") has been paid in accordance with Rule 456(b) under the Securities Act. The securities covered by this Calculation of Filing Fee Tables includes 1,350,000 shares of common stock that are issuable upon the underwriters' exercise of their option to purchase such shares for 30 days after the date of the prospectus supplement.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $108,675,000.00. The prospectus is a final prospectus for the related offering.